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Avista Corp. Reports Financial Results for Fourth Quarter and Fiscal Year 2013, and Confirms 2014 Earnings Guidance

SPOKANE, Wash. – Feb. 26, 2014, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported results of net income attributable to Avista Corp. shareholders of $111.1 million, or $1.85 per diluted share, for the year ended Dec. 31, 2013, compared to $78.2 million, or $1.32 per diluted share for the year ended Dec. 31, 2012. For the fourth quarter of 2013, net income attributable to Avista Corp. shareholders was $31.7 million, or $0.53 per diluted share, compared to $15.9 million, or $0.26 per diluted share, for the fourth quarter of 2012.

“We had a very good year in 2013, with utility earnings above our expectations, and significant improvement at Ecova as compared to 2012. We are well positioned for a strong 2014, and we are making progress toward completing the acquisition of Alaska Energy and Resources Company (AERC). The transaction is expected to close by July 1, 2014," said Avista Chairman, President and Chief Executive Officer Scott Morris.

“Utility earnings benefited from colder than normal weather during the fourth quarter, which increased both electric and natural gas retail heating loads, and lower than expected operating costs. Annual results were positively impacted by warmer than normal summer weather and the resulting increase in electric cooling loads. Increased power supply costs, mainly from the outage at the Colstrip generating facility along with higher natural gas fuel prices, had a negative effect on earnings in 2013. Colstrip returned to full service in late January 2014.

"Earlier this month, we filed a request to increase base electric and natural gas rates in Washington effective Jan. 1, 2015. We are requesting to increase base electric rates by 3.8 percent and base natural gas rates by 8.1 percent. In the second quarter, we are planning to file a request to increase base electric and natural gas rates in Idaho effective Jan. 1, 2015. The majority of the company's rate requests come from the continuing need to expand and replace the facilities and equipment we use every day to provide our customers with safe, reliable service in the years to come.

"We are pleased with the turnaround at Ecova as its net income met our expectations following a challenging 2012. Their performance improved as a result of increased revenues associated with new services, expense and data management services, and energy management services. This was partially offset by higher other operating expenses and increased depreciation and amortization.

"Lastly, we are confirming our 2014 earnings guidance with a consolidated range of $1.77 to $1.97 per diluted share. This excludes any impact from the planned acquisition of AERC,” Morris said.

Summary Results

Avista Corp.’s results for the fourth quarter of 2013 and the year ended Dec. 31, 2013, as compared to the respective periods of 2012 are presented in the table below:

($ in thousands, except per-share data)	Q4 2013	Q4 2012	Year 2013	Year 2012
Operating Revenues	$447,676	$410,528	$1,618,505	$1,547,002
Income from Operations	$66,320	$41,047	$244,393	$190,070
Net Income attributable to Avista Corporation Shareholders	$31,666	$15,858	$111,077	$78,210
Net Income (Loss) attributable to Avista Corporation Shareholders by Business Segment:
Avista Utilities	$32,333	$16,547	$108,598	$81,704
Ecova	$1,370	$862	$7,129	$1,825
Other	$(2,037)	$(1,551)	$(4,650)	$(5,319)
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corporation Shareholders:
Avista Utilities	$0.54	$0.28	$1.81	$1.38
Ecova	$0.02	$0.01	$0.12	$0.03
Other	$(0.03)	$(0.03)	$(0.08)	$(0.09)
Total earnings per diluted share attributable to Avista Corporation	$0.53	$0.26	$1.85	$1.32

The increase in quarterly utility earnings was primarily due to an increase in gross margin (operating revenues less resource costs). Gross margin increased compared to 2012 due to colder than normal weather during the fourth quarter of 2013 and the resulting increase in electric and natural gas retail revenues. This is compared to warmer than normal weather during the fourth quarter of 2012, which reduced electric and natural gas heating loads during that period. General rate increases during 2013 also contributed to the increase in gross margin. For the fourth quarter of 2013, other operating expenses decreased primarily due to the inclusion of the costs associated with the voluntary severance incentive program during the fourth quarter of 2012.

The increase in annual utility earnings was primarily due to favorable weather, which included weather that was warmer than normal in the summer cooling season and colder than normal in the fourth quarter heating season. This is compared to milder weather in the prior year, especially during the fourth quarter, which reduced loads during that period. The implementation of general rate increases and the net benefit from the settlement with Bonneville Power Administration (BPA) also contributed to the increase in earnings in 2013. During 2013, there was a slight reduction in other operating expenses, primarily due to the inclusion of the costs associated with the voluntary severance incentive program during the fourth quarter of 2012 and a decrease in generation maintenance expenses. These decreases were partially offset by increases in pension and other post-retirement benefit expenses and electric, production and gas distribution operating and maintenance expenses. In addition, we experienced expected increases in depreciation, and amortization and taxes other than income taxes during 2013.

Net income at Ecova for the full year of 2013 increased significantly due to increased revenues associated with new services, expense and data management services, and energy management services. This was partially offset by higher other operating expenses and increased depreciation and amortization.

Avista Utilities

Utility Gross Margin - 2013 compared to 2012

On a quarterly basis, operating revenues (exclusive of intra-company revenues between electric and natural gas of $46.4 million in 2013 and $33.6 million in 2012) increased $33.4 million and resource costs increased $10.0 million, which resulted in an increase of $23.4 million in gross margin. The gross margin on electric sales increased $11.2 million and the gross margin on natural gas sales increased $12.2 million. The increase in electric and natural gas gross margin was primarily due to colder than normal weather that increased retail heating loads, as compared to 2012, which had warmer than normal weather. General rate increases in 2013 also contributed to the increase in gross margin.

On an annual basis, operating revenues (exclusive of intra-company revenues of $151.9 million in 2013 and $88.2 million in 2012) increased $49.8 million and resource costs decreased $3.5 million, which resulted in an increase of $53.3 million in gross margin. The gross margin on electric sales increased $37.6 million and the gross margin on natural gas sales increased $15.7 million. The increase in electric gross margin was due to warmer than normal weather which increased cooling loads during the summer, as well as colder than normal weather with increased heating loads during the fourth quarter. The increase in natural gas gross margin was due to colder than normal weather with increased heating loads during the fourth quarter. This is compared to milder weather in the prior year, particularly warmer than normal weather during the fourth quarter, which reduced loads during that period. The implementation of general rate increases and the net benefit from the settlement with BPA of $5.1 million (net of the write-off from the Reardan wind generation project of $2.5 million) also contributed to the increase in earnings in 2013.

For 2013, we recognized a pre-tax expense of $4.7 million under the ERM in Washington compared to a benefit of $6.0 million for 2012. This change, which reduced electric gross margin, was primarily due to the Colstrip outage and partially due to lower hydroelectric generation and higher natural gas fuel prices as compared to 2012.

In addition to the above, our combined electric and natural gas earnings in Idaho for 2013 exceeded the 9.8 percent allowed return on equity as specified in the 2013 general rate case settlement. As a result, we will refund 50 percent of the excess earnings totaling $2.0 million to Idaho electric customers and $0.4 million to Idaho natural gas customers.

Electric Revenues - 2013 compared to 2012

Electric revenues increased $62.4 million for 2013, as compared to 2012. Retail electric revenues increased by $13.8 million, wholesale electric revenues increased by $24.8 million, sales of fuel increased by $10.8 million, and other electric revenues increased by $15.0 million. These increases were partially offset by a decrease of $2.0 million associated with the future refund of 50 percent of the excess electric earnings in Idaho, discussed above.

Retail electric revenues increased $13.8 million due to an increase in revenue per MWh (increased revenues $10.8 million) and an increase in total MWhs sold (increased revenues $3.0 million).

The increase in revenue per MWh was primarily due to a change in revenue mix, with a greater percentage of retail revenue from residential and commercial customers, and the Washington general rate increase.

The increase in total MWhs sold was primarily the result of weather that was warmer than normal and warmer than the prior year during the cooling season, as well as colder than normal weather during the fourth quarter heating season. Weather during the fourth quarter of 2012 was warmer than normal which reduced heating loads during that period. Compared to 2012, residential electric use per customer increased 3 percent. Annual cooling degree days at Spokane were 80 percent above historical average for 2013 and were 33 percent above 2012. Annual heating degree days at Spokane were 1 percent below historical average for 2013, but 7 percent above 2012. For the fourth quarter of 2013, heating degree days at Spokane were 3 percent above historical average and 16 percent above 2012.

The decrease in total MWhs sold to industrial customers was primarily due to a contract renewal at a lower volume for one of our largest industrial customers which became effective July 1, 2013 and which did not impact our gross margin or net income. This was partially offset by increased usage at certain industrial customers that had temporary operational challenges in 2012.

Wholesale electric revenues increased $24.8 million due to an increase in sales prices (increased revenues $20.1 million), and an increase in sales volumes (increased revenues $4.7 million), which were related to an increase in optimization activities.

The revenues from sales of fuel increased $10.8 million due to an increase in sales of natural gas fuel as part of thermal generation resource optimization activities, as well as an increase in natural gas prices.

Other electric revenues increased $15.0 million primarily due to the receipt of $11.7 million of revenue from the BPA for past use of our electric transmission system.

Natural Gas Revenues - 2013 compared to 2012

Natural gas revenues increased $51.1 million for 2013, as compared to 2012, due to an increase in both retail and wholesale natural gas revenues.

Retail natural gas revenues increased $13.3 million primarily due to an increase in volumes (increased revenues $22.5 million), partially offset by lower retail rates (decreased revenues $9.2 million). We sold more retail natural gas in 2013 as compared to 2012 primarily due to weather that was colder than normal and colder than the prior year during the fourth quarter. Compared to 2012, residential use per customer increased 7 percent and commercial use per customer increased 6 percent. Annual heating degree days at Spokane were 1 percent below historical average for 2013, but 7 percent above 2012. Heating degree days at Medford were 1 percent above historical average for 2013, and 9 percent above 2012. For the fourth quarter of 2013, heating degree days at Spokane were 3 percent above historical average and 16 percent above 2012. Heating degree days at Medford were 12 percent above historical average and 29 percent above 2012.

Wholesale natural gas revenues increased $36.1 million due to an increase in prices (increased revenues $58.9 million), partially offset by a decrease in volumes (decreased revenues $22.8 million), which were related to a decrease in optimization activities.

Utility Operating Expenses - 2013 compared to 2012

Utility resource costs decreased $3.5 million, after elimination of intra-company resource costs of $151.9 million for 2013 and $88.2 million for 2012. Including intra-company resource costs, electric resource costs increased $24.8 million and natural gas resource costs increased $35.4 million. The increase in electric resource costs was primarily due to an increase in fuel costs, other fuel costs (related to resource optimization activities) and the write-off of $2.5 million of Reardan project costs that are allocable to our Washington business. The increase in natural gas resource costs was primarily due to an increase in natural gas prices, partially offset by a decrease in volumes (primarily attributable to wholesale sales).

Utility other operating expenses decreased $0.6 million primarily as a result of a $16.3 million decrease in administrative and general labor expenses (which included $7.3 million of costs to implement the voluntary severance incentive plan in 2012 only) and a $2.1 million decrease in generation maintenance expenses. These decreases were partially offset by increases of $11.5 million in electric, production and gas distribution related operating and maintenance expenses, $2.6 million in pension and other postretirement benefit expenses and small increases in various other administrative and general accounts.

Utility depreciation and amortization increased $5.1 million driven by additions to utility plant.

Taxes other than income taxes increased $5.0 million primarily due to increased franchise, municipal, and property related taxes.

Ecova

Ecova Revenues - 2013 compared to 2012

On a quarterly basis, Ecova's revenues increased $3.4 million or 9 percent, as compared to 2012, and totaled $43.4 million.

On an annual basis, Ecova's revenues increased $21.1 million or 14 percent, as compared to 2012, and totaled $176.8 million. The increase in operating revenues was primarily the result of increased revenues associated with new services, which added $9.9 million to revenue. In addition, growth in expense and data management services, and energy management services (primarily an increase in volumes) added $6.4 million and $4.8 million to revenue, respectively. The increase in expense and data management services was partially the result of the recognition of a $2.3 million rebate in 2013 associated with achieving certain milestones on a five-year contract related to expense and data management services.

Ecova Operating Expenses - 2013 compared to 2012

Ecova's other operating expenses associated with cost of services increased $10.3 million for 2013 and totaled $94.2 million. Expenses associated with new services added $7.5 million to cost of services and higher revenue volumes in expense and data management services and energy management services each added $1.4 million to cost of services.

Ecova's other operating expenses associated with selling, general and administrative expenses decreased by $1.5 million for 2013 and totaled $53.9 million. This decrease was the result of a decrease in acquisition and integration costs of $2.6 million, which were incurred during 2012 and did not reoccur during 2013, and a decrease in employee related costs. These were partially offset by a Business & Occupation tax refund that was received during 2012 and small increases in various other selling, general and administrative accounts.

Depreciation and amortization increased $1.9 million primarily due to additions to software development costs, additional amortization of intangibles recorded in connection with Ecova's prior acquisitions and the impairment of $0.4 million of intangible assets during 2013.

As of Dec. 31, 2013, Ecova had over 750 expense management and utility customers representing over 700,000 billed sites in North America. In 2013, Ecova managed customer energy spend totaling $20.9 billion, an increase of $1.5 billion as compared to 2012, primarily due to an increase in the number of billed sites.

Other Businesses

Summary of Results - 2013 compared to 2012

The net loss from these operations was $4.7 million for 2013 compared to a net loss of $5.3 million for 2012. The net loss for 2013 was primarily the result of $2.1 million (net of tax) of corporate costs, including costs associated with exploring strategic opportunities and litigation costs incurred related to our previous operations at Avista Energy of $1.0 million (net of tax).

Additionally, during 2013 we incurred impairment losses of $2.2 million (net of tax) associated with our investment in an energy storage company and our investment in a fuel cell business. During 2012 we incurred impairment losses of $1.5 million (net of taxes) related to the impairment of our investment in a fuel cell business and the write-off of our investment in a solar energy company.

The losses above were partially offset by METALfx, which had net income of $1.2 million for 2013 and 2012.

Liquidity and Capital Resources

We have a $400 million committed line of credit. As of Dec. 31, 2013, there were $171.0 million of cash borrowings and $27.4 million in letters of credit outstanding, leaving $201.6 million of available liquidity under this line of credit.

We expect to issue approximately $190.0 million of long-term debt during 2014, including about $90.0 million of debt issuances combined by AERC and Alaska Electric Light & Power Company,

associated with rebalancing the consolidated capital structure at AERC. The $90.0 million debt amount above assumes we are going to refinance the existing net debt, estimated to be about $25.0 million at closing.

In 2013, we issued $4.6 million (net of issuance costs) of common stock under the dividend reinvestment and direct stock purchase plan, and employee plans. We did not issue any shares under sales agency agreements during 2013 and as of Dec. 31, 2013, we had 1.8 million shares available to be issued under these agreements.

For 2014, we expect to issue approximately $145.0 million of common stock related to closing the planned acquisition of AERC and to maintain an appropriate capital structure for our business. Assuming this transaction is consummated, we do not expect to issue any common stock under the sales agency agreements mentioned above.

Included in our 2014 liquidity estimates is approximately $50.0 million of lower tax payments due to the planned adoption of federal tax tangible property regulations. This will be accomplished through an accounting method change filing with the Internal Revenue Service that will retroactively modify which tangible property transactions we expense versus capitalize for federal tax purposes.

We are making significant capital investments in generation, transmission and distribution systems to preserve and enhance service reliability for our customers and replace aging infrastructure. Utility capital expenditures were $294.4 million for 2013. We expect utility capital expenditures to be about $335 million for 2014 and $355 million in 2015. We increased our estimates for future capital expenditures from the previous estimates of $260 million annually in 2014 and 2015 due to the increased scope and costs of updating and maintaining our generation, transmission and energy distribution systems to ensure reliability.

Ecova has a $125 million committed line of credit agreement. As of Dec. 31, 2013, Ecova had $46.0 million of borrowings outstanding under this agreement. Based on certain covenant conditions contained in the agreement, at Dec. 31, 2013, Ecova could borrow an additional $35.3 million and still be compliant with the covenants.

2014 Earnings Guidance and Outlook

Avista is confirming its 2014 guidance for consolidated earnings to be in the range of $1.77 to $1.97 per diluted share. This range does not include any impact from the planned acquisition of AERC. Our guidance, including our 2014 guidance, generally includes only normal operating conditions and does not include unusual items such as settlement transactions, impairments or acquisitions until the effects are known and certain.

We expect Avista Utilities to contribute in the range of $1.68 to $1.82 per diluted share for 2014. We expect our 2014 utility earnings to be impacted by previously approved general rate increases, load growth of approximately 1 percent, a delay in the recovery of increased capital investments and growth in operating expenses of approximately 3 to 4 percent. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our utility guidance range does not include any benefit or expense under the ERM. In 2014, we expect to be in a benefit position under the ERM within the 75 percent customers/25 percent Company sharing band. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation. We estimate that our 2014 utility earnings guidance range encompasses a return on equity range of approximately 8.4 to 9.1 percent.

For 2014, we expect Ecova to contribute in the range of $0.12 to $0.16 per diluted share. We expect operating revenues to be in the range of $180 million to $200 million with approximately 53 percent derived from expense and data management services and 47 percent from energy management services. We expect approximately one-third of earnings to occur during the first half of 2014 and two-thirds to occur during the second half of the year.

We expect the other businesses to be between a loss of $0.01 and a loss of $0.03 per diluted share, which includes costs associated with exploring strategic opportunities.

NOTE: We will host a conference call with financial analysts and investors on Feb. 26, 2014, at 10:30 a.m. ET to discuss this news release. The call will be available at (800) 447-0521, confirmation number: 36559892. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Mar. 5, 2014. Call (888) 843-7419, pass code 36559892#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 366,000 customers and natural gas to 326,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. Avista’s primary, non-utility subsidiary is Ecova, an energy and sustainability management company with over 750 expense management and utility customers, representing almost 700,000 sites. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns) which affect energy demand and electric generation, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; state and federal regulatory decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments and operating costs and discretion over allowed return on investment; changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency and/or conservation measures; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; the potential effects of legislation or administrative rulemaking, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales including related energy commodity derivative instruments that we rely upon to hedge our wholesale energy risks; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, including possible refunds; the outcome of legal proceedings and other contingencies; changes in environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; growth or decay of our customer base and the extent that new uses for our services may materialize or existing uses may decline; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; severe weather or natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns, or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission and distribution systems or other operations; public injuries or damage arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); disruption to information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; cyber attacks or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the costs to implement new information technology systems and/or obstacles that impede our ability to complete such projects timely and effectively; changes in the long-term global and Pacific Northwest climates, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or changes in demand by significant customers; the loss of key suppliers for materials or services or disruptions to the supply chain; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers; potential decline in our credit ratings, with effects including impeded access to capital markets, higher interest costs, and restrictive covenants in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on employee injury costs and health insurance provided to our employees and retirees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in litigation or a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent that we recover interest costs through utility operations; changes in the payment acceptance policies of Ecova’s client vendors that could reduce operating revenues; potential difficulties in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2013. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)
			Year Ended
	Fourth Quarter		December 31,
	2013	2012	2013	2012
Operating revenues	$447,676	$410,528	$1,618,505	$1,547,002
Operating expenses:
Utility resource costs	202,309	192,322	689,586	693,127
Other operating expenses	122,353	124,363	462,902	453,994
Depreciation and amortization	34,396	33,109	133,189	126,402
Utility taxes other than income taxes	22,298	19,687	88,435	83,409
Total operating expenses	381,356	369,481	1,374,112	1,356,932
Income from operations	66,320	41,047	244,393	190,070
Interest expense, net of capitalized interest	18,777	18,933	75,546	75,034
Other income - net	(1,112)	(2,134)	(6,677)	(5,025)
Income before income taxes	48,655	24,248	175,524	120,061
Income tax expense	17,123	8,155	63,230	41,261
Net income	31,532	16,093	112,294	78,800
Net loss (income) attributable to noncontrolling interests	134	(235)	(1,217)	(590)
Net income attributable to Avista Corporation shareholders	$31,666	$15,858	$111,077	$78,210
Weighted-average common shares outstanding (thousands), basic	60,037	59,774	59,960	59,028
Weighted-average common shares outstanding (thousands), diluted	60,087	59,826	59,997	59,201
Earnings per common share attributable to Avista Corporation shareholders:
Basic	$0.53	$0.27	$1.85	$1.32
Diluted	$0.53	$0.26	$1.85	$1.32
Dividends declared per common share	$0.305	$0.29	$1.22	$1.16
Issued February 26, 2014

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	December 31,
	2013	2012
Assets
Cash and cash equivalents	$82,574	$75,464
Accounts and notes receivable	221,343	193,683
Investments and funds held for clients	96,688	88,272
Other current assets	149,074	148,375
Total net utility property	3,202,425	3,023,716
Other non-current assets	240,437	248,670
Regulatory assets for deferred income taxes	71,421	79,406
Regulatory assets for pensions and other postretirement benefits	156,984	306,408
Other regulatory assets	126,173	129,164
Other deferred charges	14,804	20,021
Total Assets	$4,361,923	$4,313,179
Liabilities and Equity
Accounts payable	$182,088	$198,914
Current portion of long-term debt	358	50,372
Current portion of nonrecourse long-term debt of Spokane Energy	16,407	14,965
Short-term borrowings	171,000	52,000
Client fund obligations	99,117	87,839
Other current liabilities	156,370	172,059
Long-term debt	1,272,425	1,178,367
Nonrecourse long-term debt of Spokane Energy	1,431	17,838
Long-term debt to affiliated trusts	51,547	51,547
Long-term borrowings under committed line of credit	46,000	54,000
Regulatory liability for utility plant retirement costs	242,850	234,128
Pensions and other postretirement benefits	122,513	283,985
Deferred income taxes	535,343	524,877
Other non-current liabilities and deferred credits	130,318	110,215
Total Liabilities	3,027,767	3,031,106
Redeemable Noncontrolling Interests	15,889	4,938
Equity
Avista Corporation Shareholders' Equity:
Common stock (60,076,752 and 59,812,796 outstanding shares)	896,993	889,237
Retained earnings and accumulated other comprehensive loss	401,273	370,240
Total Avista Corporation Shareholders' Equity	1,298,266	1,259,477
Noncontrolling interests	20,001	17,658
Total Equity	1,318,267	1,277,135
Total Liabilities and Equity	$4,361,923	$4,313,179
Issued February 26, 2014

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)
(Dollars in Thousands)
			Year Ended,
	Fourth Quarter		December 31,
	2013	2012	2013	2012
Avista Utilities
Retail electric revenues	$195,619	$184,240	$742,370	$728,534
Retail kWh sales (in millions)	2,280	2,275	8,897	8,861
Retail electric customers at end of period	366,206	362,369	366,206	362,369
Wholesale electric revenues	$26,491	$30,717	$127,556	$102,736
Wholesale kWh sales (in millions)	739	901	3,874	3,733
Sales of fuel	$32,309	$32,390	$126,657	$115,835
Other electric revenues	$5,983	$4,734	$36,071	$21,067
Provision for electric refunds	$(2,048)	$—	$(2,048)	$—
Retail natural gas revenues	$118,257	$92,412	$314,835	$301,580
Wholesale natural gas revenues	$61,144	$47,450	$194,717	$158,631
Transportation and other natural gas revenues	$4,428	$3,679	$16,149	$13,962
Provision for natural gas refunds	$(442)	—	$(442)	—
Total therms delivered (in thousands)	324,538	283,250	1,023,043	1,054,950
Retail natural gas customers at end of period	325,757	322,700	325,757	322,700
Intracompany revenues	$46,415	$33,648	$151,870	$88,160
Income from operations (pre-tax)	$64,924	$41,182	$232,572	$188,778
Net income attributable to Avista Corporation shareholders	$32,333	$16,547	$108,598	$81,704
Ecova
Revenues	$43,396	$39,957	$176,761	$155,664
Income from operations (pre-tax)	$2,166	$1,112	$13,304	$2,972
Net income attributable to Avista Corporation shareholders	$1,370	$862	$7,129	$1,825
Other
Revenues	$9,404	$9,046	$39,549	$38,953
Loss from operations (pre-tax)	$(770)	$(1,247)	$(1,483)	$(1,680)
Net loss attributable to Avista Corporation shareholders	$(2,037)	$(1,551)	$(4,650)	$(5,319)
Issued February 26, 2014